Exhibit 99.2

NEWS RELEASE

	Contact:	Linda M Siluk Chief Financial Officer (973) 983-0888 Ext. 492
FOR IMMEDIATE RELEASE
Edward Nebb Comm-Counsellors, LLC (212) 367-6848

PARTY CITY CORPORATION TO COMMENT ON SALES, MARGIN
EXPECTATIONS AT INVESTOR/ANALYST DAY

     Rockaway, New Jersey, May 11, 2004 — Party City Corporation (Nasdaq: PCTY), America’s largest party goods chain, will discuss its strategic initiatives for enhancing shareholder value at its Investor and Analyst Day presentation later today. The strategic initiatives to be discussed will include: plans to introduce more exclusive party products, changes in pricing structure, changes in merchandise presentation, development of a new store prototype, and adoption of a centralized distribution model.

     The Company expects these strategic initiatives to produce same store sales increases in the low single digits for the first half of fiscal 2005 (the period from July-December 2004), with same store sales growth rising to the mid-single digits for the second half of fiscal 2005 (the period from January-June 2005). The positive impact of the strategic initiatives is also expected to produce a 100 basis point increase in Party City’s gross margin during fiscal 2005.

     Management’s presentations at the Investor and Analyst Day will be broadcast live over the Internet from 10:30 a.m. to 1:00 p.m. Eastern Time today, and can be accessed by visiting http://www.partycity.com.

     In addition, an online archive of the broadcast will be available within one hour of the completion of the meeting and will be accessible on http://www.partycity.com until Tuesday, May 25, 2004.

     Party City Corporation is America’s largest party goods chain and currently operates 249 Company-owned stores and has 255 franchise stores in the United States and Puerto Rico. To learn more about the Company, visit the Company’s web site at http://www.partycity.com.

     Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. Those risks include, among other things, the competitive environment in the party goods industry in general and in the Company’s specific market areas, inflation, changes in costs of goods and services and economic conditions in general. Those and other risks are more fully described in the Company’s filings with the Securities and Exchange Commission.

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